UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2014

ITC HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 001-32576

Michigan	32-0058047
(State of Incorporation)	(IRS Employer Identification No.)

27175 Energy Way, Novi, Michigan 48377

(Address of principal executive offices) (zip code)

(248) 946-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 16, 2014, ITC Holdings Corp. (the “Company”) announced that it had received, as of 5:00 p.m., New York City time, on May 15, 2014 (the “Early Tender and Consent Expiration Date”), tenders (and associated consents) from the holders of approximately $115.7 million aggregate principal amount (representing approximately 45.4%) of its 5.875% Senior Notes due 2016 (the “2016 Senior Notes”) and approximately $54.7 million aggregate principal amount (representing approximately 21.4%) of its 6.375% Senior Notes due 2036 (the “2036 Senior Notes” and, together with the 2016 Senior Notes, the “Notes”), and consents (without tenders) from the holders of approximately $106.7 million aggregate principal amount (representing approximately 41.9%) of its 2016 Senior Notes and approximately $170.5 million aggregate principal amount (representing approximately 66.9%) of its 2036 Senior Notes, in connection with the previously announced cash tender offer for any and all of the Notes and the related solicitation of consents to proposed amendments that modify certain of the covenants applicable to the Notes contained in the indenture dated as of July 16, 2003 and a supplemental indenture dated as of October 10, 2006 (together, the “Indenture”) governing the Notes.

The proposed amendments to the Indenture and the Notes would modify certain of the covenants applicable to the Notes as follows:

•                  to clarify that the predecessor trustee would not have any responsibility or liability for the action or any inaction of successor trustee;

•                  to require the authenticating agent, if such authenticating agent has or acquires any conflicting interest as defined in Section 310(b) of the Trust Indenture Act, to take action as is prescribed in said Section 310(b);

•                  to state that the trustee is not responsible or liable for any failure or delay in the performance of its obligations arising out of or caused by forces beyond its control;

•                  to amend the scope of the “Permitted Encumbrances” under the Indenture to include liens to secure indebtedness issued under any mortgage bond indenture or other similar document that secures indebtedness of any subsidiary by creating liens on the assets of such subsidiary rather than solely International Transmission Company; and

•                  to update the scope of the Company’s reporting obligations to account for the Company’s status as a public reporting company.

In total, ITC Holdings announced that it had received tenders and associated consents from the holders of approximately $170.3 million aggregate principal amount (representing approximately 33.4%) of its Notes and consents (without tenders) from the holders of approximately $277.3 million aggregate principal amount (representing approximately 54.4%) of its Notes. The cash tender offer and the consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated May 2, 2014 (the “Offer to Purchase”) and the related Letter of Transmittal and Consent, which contain detailed information concerning the terms of the tender offer and the consent solicitation.

On May 16, 2014, the Company and The Bank of New York Mellon Trust Company, N.A., f.k.a. The Bank of New York Trust Company, N.A. (as successor to BNY Midwest Trust Company), as trustee, executed a supplemental indenture (the “Supplemental Indenture”) to the Indenture implementing the proposed amendments. The Supplemental Indenture became effective upon execution, but the proposed amendments to the Indenture will not become operative until the Payment Date (as defined in the Offer to Purchase), upon the Company’s purchase of the tendered Notes and payment for the consents received pursuant to the terms and conditions described in the Offer to Purchase and the related letter of transmittal and consent.

The Supplemental Indenture is filed as Exhibit 4.1 to this Current Report on Form 8-K and the description of the material terms of the Supplemental Indenture is qualified in its entirety by reference to such exhibit, which is incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” of this Current Report on Form 8-K with respect to the Company’s entry into the Supplemental Indenture is hereby incorporated into this Item 3.03 by reference.

Item  8.01 Other Events.

On May 16, 2014, the Company issued a press release announcing its receipt of requisite consents pursuant to the Offer to Purchase. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

4. 1

Fifth Supplemental Indenture, dated May 16, 2014, between ITC Holdings Corp. and The Bank of New York Mellon Trust Company, N.A. (f.k.a. The Bank of New York Trust Company, N.A., as successor to BNY Midwest Trust Company), as Trustee.

99.1	Press release, dated May 16, 2014, announcing the receipt of requisite consents pursuant to the Offer to Purchase.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITC HOLDINGS CORP.

Date: May 16, 2014	By:	/s/ Daniel J. Oginsky
Daniel J. Oginsky
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

4.1

Fifth Supplemental Indenture, dated May 16, 2014, between ITC Holdings Corp. and The Bank of New York Mellon Trust Company, N.A. (f.k.a. The Bank of New York Trust Company, N.A., as successor to BNY Midwest Trust Company), as Trustee.

99.1	Press release, dated May 16, 2014, announcing the receipt of requisite consents pursuant to the Offer to Purchase.